Exhibit 99.1

EDITORIAL CONTACT:      PRGP07007

Amy Flores

+1 408 345 8194

amy_flores@agilent.com

INVESTOR CONTACT:

Rodney Gonsalves

+1 408 345 8948

rodney_gonsalves@agilent.com

Agilent Technologies Announces Management Change in Electronic
Measurements Group

SANTA CLARA, Calif., March 22, 2007 — Agilent Technologies Inc. (NYSE: A) today announced that Patrick M. Byrne has resigned as Agilent senior vice president and president of the company’s Electronic Measurements Group (EMG), effective immediately. Byrne is leaving the company for personal reasons. His position will not be replaced and the group will now report directly to Bill Sullivan, Agilent president and CEO.

EMG, whose markets include communications test and general purpose test, provides standard and customized electronic measurement instruments and systems, monitoring, management and optimization tools for communications networks and services, software design tools and related services that are used in the design, development, manufacture, installation, deployment and operation of electronics equipment and communications networks and services.

About Agilent Technologies

Agilent Technologies (NYSE: A) is the world’s premier measurement company and a technology leader in communications, electronics, life sciences and chemical analysis. The company’s 19,000 employees serve customers in more than 110 countries. Agilent had net revenue of $5.0 billion in fiscal 2006. Information about Agilent is available on the Web at www. agilent. com.

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